EXHIBIT 99.1

October 31, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Twelve Month Periods Ended September 30, 2003

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended September 30, 2003 of $996,000, or $.39 diluted earnings per share compared to $934,000, or $.37 diluted earnings per share, for the three months ended September 30, 2002. For the twelve months ended September 30, 2003, the Company reported net earnings of $3,724,000 or $1.48 diluted earnings per share compared to $3,149,000 or $1.27 diluted earnings per share for the same period in 2002.

The increases in net earnings for the twelve and three months ended September 30, 2003, compared to the same periods in 2002 were primarily due to increases in net interest income and decreases in the provision for loan losses and federal income taxes, which were partially offset by decreases in other income and increased general, administrative and other expenses. The increases in net interest income during the 2003 periods were due to strong loan originations and purchases of investment securities that were partially offset by margin compression as yields on interest earning assets fell more than those of interest bearing liabilities. Although the provision for loan losses decreased in each of the three and twelve month periods ended September 30, 2003 compared to the same periods in 2002, the Bank continues to make substantial provisions to the allowance for loan losses due to elevated levels of delinquencies, classified assets and charge-offs, as well as an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development, consumer and unsecured loans, which have a higher degree of risk. The decrease in other income during the 2003 periods were due to gains on sales of branches in 2002, which outweighed gains on sales of securities and increased other operating income in 2003. The increases in general, administrative and other expenses were primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure, which were partially offset by the elimination of goodwill amortization. The decreases in the provision for federal income taxes for the 2003 periods were primarily due to the effects of nondeductible goodwill amortization included in the 2002 periods. The Company's effective tax rates were 34.0% and 37.2% for the three month periods and 34.0% and 43.2% for the twelve month periods ended September 30, 2003 and 2002, respectively.

At September 30, 2003, the Company's assets totaled $738.7 million, an increase of $157.1 million, or 27.0%, compared to September 30, 2002. The increase in assets resulted primarily from an increase of $115.1 million in investment securities and a $50.3 million increase in loans, funded by an $86.8 million increase in deposits and a $67.0 million increase in borrowings. As discussed below, the increases in loans and deposits were due in large part to the acquisition of two branch offices of Ameriana Bancorp on September 26, 2003. Shareholders' equity totaled $46.7 million at September 30, 2003, an increase of $3.7 million, or 8.6% over the September 30, 2002 levels.

On July 25, 2003 Peoples consummated the previously announced sale of Kenwood Savings Bank, including approximately $10.0 million in deposits and loans, to Fort Washington Trust Company, a wholly owned subsidiary of The Western Southern Life Insurance Company. The remaining $62.1 million of Kenwood's assets and liabilities were transferred to Peoples Community Bank immediately prior to the sale of Kenwood to Ft. Washington. The two former Kenwood Savings Bank branch offices in the Kenwood and Northgate areas are now operating as full service offices of Peoples Community Bank.

On September 26, 2003, Peoples Community Bank consummated the previously announced acquisition of the Deer Park and Landen branch offices of Ameriana Bancorp. Through this transaction, Peoples acquired approximately $55.5 million in deposits, $29.2 million in loans, $19.1 million in cash and $541,000 in office premises and equipment. The two former Ameriana Bancorp branch offices are now operating as full service offices of Peoples Community Bank serving the Deer Park and Landen areas.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.

                          Peoples Community Bancorp, Inc.
              CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (In thousands)



        ASSETS                                    September 30  September 30,
                                                          2003           2002
                                                  (Unaudited)

Cash and cash equivalents                           $   10,244    $    26,637
Investment securities                                  146,205         29,901
Loans receivable                                       554,351        504,012
Fixed assets                                            13,056         10,973
Goodwill                                                 5,528          4,875
Other assets                                             9,299          5,234
                                                       -------        -------
        Total assets                                $  738,683    $   581,632
                                                       =======        =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                            $  455,900    $   369,080
Borrowings                                             219,900        152,950
Other liabilities                                       16,184         16,612
                                                       -------        -------
        Total Liabilities                              691,984        538,642

Shareholders' equity                                    46,699         42,990
                                                       -------        -------
        Total liabilities and shareholders' equity  $  738,683    $   581,632
                                                       =======        =======





                          Peoples Community Bancorp, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)
                                   (Unaudited)



                                        Three Months Ended   Twelve Months Ended
                                          September 30,         September 30,
                                          2003       2002      2003        2002

Total interest income                   $ 9,057   $ 9,404    $ 37,169  $ 33,712

Total interest expense                    4,020     4,648      18,072    15,983
                                          -----     -----      ------    ------
        Net interest income before
      provision for losses on loans       5,037     4,756      19,097    17,729
Provision for losses on loans               900     1,495       4,198     5,265
                                          -----     -----      ------    ------
        Net interest income after
      provision for losses on loans       4,137     3,261      14,899    12,464
Other income                                322       440       1,251     2,509

General, administrative and other expense 2,949     2,213      10,504     9,432
                                          -----     -----      ------     -----
        Earnings before income taxes      1,510     1,488       5,646     5,541

Federal income taxes                        514       554       1,922     2,392
                                          -----     -----       -----     -----
        NET EARNINGS                    $   966   $   934    $  3,724  $  3,149
                                          =====     =====       =====     =====
        EARNINGS PER SHARE
          Basic                         $  0.41   $  0.38    $   1.51  $   1.29
                                          =====     =====       =====     =====
          Diluted                       $  0.39   $  0.37    $   1.48  $   1.27
                                          =====     =====       =====     =====